Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-90847, 33-33620, 333-56904, 333-66698, 333-142132, 333-106852, and 333-150512) of our reports dated March 13, 2009, except as to Note 15 as to which the date is March 12, 2010, with respect to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule I, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Westmoreland Coal Company.

Our audit report on the consolidated financial statements dated March 13, 2009, except as to Note 15 as to which the date is March 12, 2010, contains an explanatory paragraph that states that as described in Note 1 to the consolidated financial statements the Company has suffered recurring losses from operations, has a working capital deficit, and has a net capital deficiency that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Denver, Colorado

March 12, 2010

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